MANAGEMENT AGREEMENT

TO:	RiverNorth Capital Management, LLC

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL

Dear Sirs:

RiverNorth Long Prime Unicorn Fund 2028, Inc. (the “Company”) herewith confirms our agreement with you.

The Company has been organized to engage in the business of a closed-end management investment company.

You have been selected to act as the sole investment manager of the series of the Company set forth on the Exhibit to this Agreement (the “Fund”) and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Company agrees with you as follows effective upon the date of the execution of this Agreement.

1.	ADVISORY SERVICES

Subject to the supervision of the Board of Directors of the Company, you will provide or arrange to be provided to the Fund such investment advice as you in your discretion deem advisable and will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund’s investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Company as the Board of Directors of the Company may request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Company.

2.	USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved and ratified (i) by the Board including a majority of the Directors who are not interested persons of you or of the Company, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the Investment Company Act of 1940, as amended (the “Act”) by the Securities and Exchange Commission or its staff, by vote of the holders of a majority of the outstanding voting securities of the applicable Fund (unless the Company has obtained an exemption from the provisions of Section 15(a) of the Act). Any such delegation shall not relieve you from any liability hereunder.

3.	ALLOCATION OF CHARGES AND EXPENSES

As part of the unified management fee payable hereunder, you will provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Fund, except (unless otherwise described in the Fund’s Prospectus or otherwise agreed to in writing), the Fund will pay, in addition to the unified management fee, taxes and governmental fees, if any, levied against the Fund; brokerage fees and commissions and other portfolio transaction expenses incurred by or for the Fund; costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limit, through the use by the Fund of tender option bond transactions; costs, including dividend and/or interest expenses and other costs (including, without limit, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to ratings agencies and fees to auditors associated with satisfying ratings agency requirements for preferred shares or other securities issued by the Fund and other related requirements in the Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares or other instruments (such as the use of tender option bond transactions) for the purpose of incurring leverage; fees and expenses of any Underlying Funds in which the Fund invests; dividend and interest expenses on short positions taken by the Fund; fees and expenses, including travel expenses and fees and expenses of legal counsel retained for the benefit of the Fund or directors of the Fund who are not officers, employees, partners, shareholders or members of the Adviser or its affiliates; fees and expenses associated with and incident to shareholder meetings and proxy solicitations involving contested elections of directors, shareholder proposals or other non-routine matters that are not initiated or proposed by the Adviser; legal, marketing, printing, accounting and other expenses associated with any future share offerings, such as rights offerings and shelf offerings, following the Fund’s initial offering; expenses associated with tender offers (other than any Eligible Tender Offer) and other share repurchases and redemptions; and other extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limit, expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Fund to indemnify its directors, officers, employees, shareholders, distributors and agents with respect thereto.

You will also pay the compensation of any sub-adviser retained pursuant to paragraph 2 above and the compensation and expenses of any persons rendering portfolio management services to the Company who are directors, officers, employees, members or stockholders of your corporation or limited liability company. You will make available to the Board of Directors, without expense to the Fund, such of your employees as the Board may request to participate in Board meetings and provide such reports and other assistance as the Directors may reasonably request.

4.	COMPENSATION OF THE MANAGER

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee based on the average value of the daily net assets of the Fund and paid at an annual rate as set forth on the Exhibit executed with respect to the Fund and attached hereto.

The average value of the daily net assets of a Fund shall be determined pursuant to the applicable provisions of the Articles of Incorporation or a resolution of the Board of Directors, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5.	EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of a Fund, it is understood that you (or the applicable sub-adviser retained pursuant to paragraph 2 above) will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or the sub-adviser), subject to review of this selection by the Board of Directors from time to time. You (or the sub-adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you (or the sub-adviser) are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You (or the sub-adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you (or the sub-adviser) are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. You (or the sub-adviser) are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the sub-adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your (or the sub-adviser’s) overall responsibilities with respect to the Fund and to accounts over which you (or the sub-adviser) exercise investment discretion. The Fund and you (and the sub-adviser) understand and acknowledge that, although the information may be useful to the Fund and you (and the sub-adviser), it is not possible to place a dollar value on such information. The Board of Directors shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

A broker’s or dealer's sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund's portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund's portfolio transactions through such broker or dealer. However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Directors has adopted policies and procedures under Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, you (or the sub-adviser), any of your (and the sub-adviser’s) affiliates or any affiliates of your (or the sub-adviser’s) affiliates may retain compensation in connection with effecting a Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you (or the sub-adviser) give any advice to your clients (or clients of the sub-adviser) concerning the shares of a Fund, you (or the sub-adviser) will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6.	PROXY VOTING

You will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy. You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Company prior to the execution of this Agreement

7.	CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Company with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Directors of the Company a written report that describes any issues arising under the code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8.	SERVICES NOT EXCLUSIVE/USE OF NAME

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.

The Company and you acknowledge that all rights to the name “RiverNorth” or any variation thereof belong to you, and that the Company is being granted a limited license to use such words in its Fund name or in any class name. In the event you cease to be the adviser to the Fund, the Company’s right to the use of the name “RiverNorth” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days’ written notice by you to the Company. Nothing contained herein shall impair or diminish in any respect, your right to use the name “RiverNorth” in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Company for the right to use this name.

9.	LIMITATION OF LIABILITY OF MANAGER

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Company in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a Director, officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Company and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

10.	DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date of this Agreement for the Fund that has executed an Exhibit hereto as of the date of this Agreement and shall continue in effect with respect to the Fund (and any subsequent Fund added pursuant to an Exhibit executed during the initial two-year term of this Agreement) for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities of the Fund or by vote of the Company’s Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Directors of the Company who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. If a Fund is added pursuant to an Exhibit executed after the date of this Agreement as described above, this Agreement shall become effective with respect to that Fund upon execution of the applicable Exhibit and shall continue in effect for a period of two years from the date thereof and from year to year thereafter, subject to approval as described above.

This Agreement may, on sixty (60) days written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board of Directors, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

11.	AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Directors, including a majority of the Directors who are not interested persons of you or of the Company, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12.	LIMITATION OF LIABILITY TO COMPANY PROPERTY

The term “RiverNorth Funds” means and refers to the Directors from time to time serving under the Company’s Articles of Incorporation as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Directors, officers, employees, agents or nominees of the Company, or any shareholders of any series of the Company, personally, but bind only the property of the Company (and only the property of the applicable Fund), as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Directors and shareholders of the applicable Fund and signed by officers of the Company, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company (and only the property of applicable Fund) as provided in its Articles of Incorporation. A copy of the Articles of Incorporation is on file with the Secretary of State of Maryland.

13.	SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, you agree that all records which you maintain for the Company are the property of the Company and you agree to surrender promptly to the Company such records upon the Company’s request. You further agree to preserve for the periods prescribed by Rule 31a-2 under the Act all records which you maintain for the Company that are required to be maintained by Rule 31a-1 under the Act.

15.	QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of Maryland.

(b) For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16.	NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company is 360 South Rosemary Avenue, Suite 1420, West Palm Beach, Florida 33401.

17.	CONFIDENTIALITY

You agree to treat all records and other information relating to the Company and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Directors of the Company has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

18.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

20.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Company, whereupon this letter shall become a binding contract upon the date thereof.

Yours very truly,

RiverNorth Long Prime Unicorn Fund 2028, Inc.

Dated: as of November 11, 2025	By:	/s/ Patrick Galley
	Print Name:	Patrick Galley
	Title:	Chairman & President

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

RiverNorth Capital Management, LLC

Dated: as of November 11, 2025	By:	/s/ Johnathan M. Mohrhardt
	Print Name:	Johnathan M. Mohrhardt
	Title:	President & Chief Operating Officer

Exhibit 1

Fund	Percentage of Average Daily Net Assets
RiverNorth Long Prime Unicorn Fund 2028, Inc.	2.00%
-8-